Issuer Free Writing Prospectus, dated November 3, 2009
Filed pursuant to Rule 433(d) under the Securities Act of 1933
Supplementing the Preliminary Prospectus Supplement, dated November 3, 2009
Registration Statement Nos. 333-156052, 333-156052-01 and 333-156052-02
Reinsurance Group of America, Incorporated
$400,000,000 6.45% SENIOR NOTES DUE 2019
FINAL TERMS AND CONDITIONS

Issuer:	Reinsurance Group of America, Incorporated
Size:	$400,000,000
Maturity Date:	November 15, 2019
Coupon:	6.45%
Public Offering Price:	99.83% of face amount
Underwriting Discount:	0.650%
Yield to Maturity:	6.473%
Benchmark Treasury:	3.625% due August 15, 2019
Spread to Benchmark Treasury:	300 basis points
Benchmark Treasury Yield:	3.473%
Selling Concession:	40 basis points
Reallowance:	25 basis points
Interest Payment Dates:	November 15 and May 15, commencing May 15, 2010
Make-whole call:	At any time at a discount rate of Treasury plus 45 basis points
Settlement Date:	November 6, 2009
CUSIP/ISIN:	759351AG4/US759351AG40
Ratings (Moody’s/S&P/A.M. Best)*:	Baa1/A-/a-
Joint Bookrunners:	Barclays Capital Inc. and UBS Securities LLC
Co-Managers:	Calyon Securities (USA) Inc., Keefe, Bruyette & Woods, Inc., Dowling and Partners Securities LLC, SG Americas Securities, LLC, Raymond James & Associates, Inc. and Sterne, Agee & Leach, Inc.

Allocations:
		Principal Amount
	Barclays Capital Inc.	$140,000,000
	UBS Securities LLC	140,000,000
	Calyon Securities (USA) Inc.	20,000,000
	Keefe, Bruyette & Woods, Inc.	20,000,000
	Dowling and Partners Securities LLC	20,000,000
	SG Americas Securities, LLC	20,000,000
	Raymond James & Associates, Inc.	20,000,000
	Sterne, Agee & Leach, Inc.	20,000,000

	Total	$400,000,000

*	An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.
The issuer has filed a registration statement (including a prospectus, which consists of a preliminary prospectus supplement dated November 3, 2009 and an attached prospectus dated December 10, 2008) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 888-603-5847, or by calling UBS Securities LLC toll-free at 877-827-6444, Ext. 561-3884.